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February 6, 2002

John Doe
Address
City

RE: FY 2002 Aearo Company Management Incentive Program

Dear John:

As a key member of the Aearo management team, you have been selected to participate in the Company's Management Incentive Program. This letter provides specific information about your participation in the plan. It details the potential payout you can earn based upon Aearo's financial performance and the successful achievement of your individual goals.

Your target payout opportunity is expressed as a percentage of your base annual salary as stated below. The target payout is comprised of two components. Seventy-five percent of the payout is based upon Aearo's Global Operating Cash Flow (OCF). The remaining twenty-five percent is based upon the achievement of your individual goals.

The OCF threshold, target, and stretch values are set at the beginning of the fiscal year. If Aearo achieves its FY 2002 stretch goal of $54.8MM OCF, you will earn 200% of your target OCF component payout. If OCF for the year is at the threshold value, you will only earn 50% of your target OCF component payout. The OCF component payout will be prorated to reflect actual Aearo OCF performance between the threshold and stretch values. If OCF falls below the threshold value, no OCF component payout will be made.

How much of the goals-based component is paid will be determined by your performance against your goals as assessed by your manager and affirmed through the process of two-level review. Further, if OCF performance is below threshold, any funding for the goals-based component of the plan would be at the discretion of the Board of Directors.

A summary of your FY 2002 payout potential follows:

Factors:

------------------------------------------------ ----------------------
Current Base Annual Salary:                                   $210,000
------------------------------------------------ ----------------------
Participation Level:                                               40%
------------------------------------------------ ----------------------
Target payout:                                                 $84,000
------------------------------------------------ ----------------------

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                           FY 2002         FY 2002       FY 2002
                          Threshold         Target       Stretch
                         $46.2MM OCF     $50.5MM OCF    $54.8MM OCF
---------------------- --------------- -------------- ----------------
OCF Component (75%)           $31,500        $63,000       $126,000
---------------------- --------------- -------------- ----------------
---------------------- --------------- -------------- ----------------
Goals Component (25%)         $21,000        $21,000        $21,000
---------------------- --------------- -------------- ----------------
---------------------- --------------- -------------- ----------------
Total Potential Payout        $52,500        $84,000       $147,000
---------------------- --------------- -------------- ----------------

Base annual salary at the close of the fiscal year (9/30/02) will be used in calculating payouts. Participants who voluntarily terminate their employment or who are involuntarily terminated for performance-related reasons prior to the close of the fiscal year forfeit any payout under the program. Employees who are involuntarily terminated prior to the close of the fiscal year as the result of reductions-in-force, redundancy, or job elimination would receive a prorata portion of any payout made based on months worked during fiscal 2002.

Fiscal Year 2002 promises to be a challenging one. Let's all stay focused on achieving our financial objectives through successful new product launches, sales growth, and careful expense management.


Sincerely,

[OBJECT OMITTED]
Michael A. McLain


Note: Global Operating Cash Flow (OCF) is synonymous with Earnings before Interest, Taxes, Depreciation and Amortization (EBITDA).